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                                                                Exhibit 10.30

                                EMPLOYMENT AGREEMENT


       This Employment Agreement ("Agreement") is entered into as of December 15, 1998, between Image Guided Technologies, Inc., a Colorado corporation (the "Company"), and Jeffrey J. Hiller ("Hiller").

       In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

       1.     EMPLOYMENT.

              (a) The Company employs Hiller to provide, on request, support for financial matters, including banking and accounting relationships, budgeting, acquisitions and mergers, divestitures, and financial reporting and to perform such other services as the chief executive officer of the Company shall designate from time to time.

              (b) Hiller hereby accepts such employment. Hiller agrees not to commit any act, nor make any statement, deleterious to the reputation and goodwill of the Company.

       2. TERM. The term of this Agreement shall commence on January 1, 1999, and end on June 30, 1999, unless sooner terminated as herein set forth.

       3.     COMPENSATION AND BENEFITS.

              (a) For the performance of Hiller's duties hereunder, the Company shall pay Hiller $10,600 per month (payable twice monthly in amounts of $5,300) during the term of this Agreement.

              (b) Hiller shall be entitled to such medical, disability and life insurance coverage and such vacation, sick leave and holiday benefits, if any, as are made available to the Company's top executive personnel, all in accordance with the Company's benefits program in effect from time to time. Any accrued but unpaid vacation pay due to Hiller as of December 31, 1998, shall be paid to him on December 31, 1998.

              (c) All compensation shall be subject to payroll deductions and withholding as required by federal, state and local rules and regulations.

       4. TERMINATION. The employment hereunder shall terminate if Hiller is discharged for cause. As used in this Agreement, the term "cause" shall mean Hiller is willfully engaged in misconduct which has a direct and material adverse monetary affect on the Company.

       5. COVENANT NOT TO COMPETE. During the term of this Agreement and for a period of six months thereafter, Hiller agrees:

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              (a)    Hiller will not directly or indirectly, whether for his
own account or as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services to any person, firm, corporation or other business enterprise which is involved in the design, development, marketing or sale of optical localizers, image guided surgery products or minimally invasive surgical instruments. This Agreement shall not preclude Hiller from providing services to any person, firm, corporation or other business enterprise which is not involved in the design, development, marketing or sale of optical localizers, image guided surgery products or minimally invasive surgical instruments.

              (b) Hiller will not directly or indirectly encourage or solicit, or attempt to encourage or solicit, any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time between the Company and its current or prospective employees.

              (c) Hiller will not induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

       Hiller acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Hiller from continuing to engage in such breach. If any restriction set forth in this paragraph is held to be unreasonable, then Hiller and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

       6. OPTIONS. All of the stock options granted to Hiller to purchase the Company's common stock shall be amended in accordance with the Restated and Amended Stock Option Agreement executed simultaneously herewith.

       7.     GENERAL PROVISIONS.

              (a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter. The parties agree that any employment agreement between the parties, including, without limitation, that certain employment agreement dated as of July 1, 1996, as amended, shall terminate as of December 31, 1998, and neither party shall have any obligation to the other after December 31, 1998 under any such employment agreement (Hiller waives any right that he may have to severance). The Non-Disclosure and Inventions Agreement between Hiller and the Company shall not be affected by this Agreement and shall continue in full force and effect in accordance with its terms.

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              (b)    Hiller agrees to resign as vice president and chief
financial officer of the Company as of December 31, 1998.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


COMPANY:                                         HILLER:
Image Guided Technologies, Inc.


By: /s/ Paul L. Ray                              /s/ Jeffrey J. Hiller
   --------------------------                    -------------------------
       Paul L. Ray                               Jeffrey J. Hiller
       Chief Executive Officer